Exhibit 10.14

RSU Agreement – Grants

Non-Employee Directors

MOTOROLA MOBILITY HOLDINGS, INC.

2011 INCENTIVE COMPENSATION PLAN

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award (“Award”) is awarded on «Grant_date» (“Date of Grant”), by Motorola Mobility Holdings, Inc. (the “Company”) to «First_Name» «Last_Name», a non-employee member of the Board of Directors of the Company (“Director”).

WHEREAS, Director is receiving the Award under the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Award is being made by the Board of Directors of the Company (the “Board”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Director on the following terms and conditions:

1.

Award of Restricted Stock Units. The Company hereby grants to Director a total of «Txt_Nbr_of_Shares» («Whole_Nbr_of_Shares») restricted stock units (the “Units”). Each Unit represents a right to receive one share of Common Stock (a “Share”) on the applicable RSU Settlement Date, subject to the terms and conditions set forth in this Award Agreement (the “Award Agreement”), and subject to adjustment as provided in the Plan. The Units are granted pursuant to the Plan and are subject to all of the terms and conditions of the Plan. Any term capitalized but not defined in this Award Agreement shall have the meaning set forth in the Plan.

2.

Transferability. Unless otherwise provided by the Board, prior to the RSU Settlement Date, Director may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units.

3.	Vesting. Subject to the remaining terms and conditions of this Award Agreement, the Units will vest as follows:

(a)	Vesting Period. The Units will vest as follows in accordance with the following schedule (the applicable date, the “RSU Vesting Date”):

(i)	<<Subject to the terms of this Award Agreement, one hundred percent (100%) of the total number of Units granted pursuant to this Award shall vest on the first anniversary of the Date of Grant.>>

(ii)

Any unvested Units shall be automatically forfeited upon Director’s termination of service with the Board prior to the RSU Vesting Date for any reason other than those set forth in Sections 3(c) and (d) below. The Company will not be obligated to pay Director any consideration whatsoever for forfeited Units.

(b)	Change in Control. All unvested Units shall fully vest upon the occurrence of a Change in Control (as defined in the Plan).

(c)	Disability. All unvested Units shall fully vest upon Director’s termination of service with the Board due to disability, as determined by the Board.

(d)	Death. All unvested Units shall fully vest upon Director’s termination of service with the Board due to death.

4.	Delivery of Shares.

(a)

Unless Director has made an election to defer delivery of the Shares subject to the Units pursuant to the terms and conditions established by the Company, upon the vesting of the applicable Units described in Section 3 above, the Company shall establish a brokerage account for Director and credit to that account the number of Shares equal to the number of Units that have vested. Unless otherwise determined by the Board, the Company shall not deliver to Director certificates evidencing Shares issued in connection with the vested Units.

(b)

The actions contemplated in Section 4(a) above shall occur within 60 days following the date that the applicable Units vested, unless Director has made an election to defer delivery of the Shares subject to the Units following the RSU Vesting Date pursuant to the terms and conditions established by the Company, in which case the Shares shall be delivered at the time and in accordance with the provisions of the deferral election (the “RSU Settlement Date”).

5.	Whole Shares. All Awards shall be paid in whole Shares; no fractional Shares shall be credited or delivered to Director.

6.	Adjustments. The Units shall be subject to adjustment as provided in Section 12.1 of the Plan.

7.

Dividend Equivalents. Upon the Company’s payment of a dividend with respect to its Common Stock, the number of Units credited to Director shall be increased by the number obtained by dividing (a) the amount of the dividend payment Director would have received had Director owned a number of Shares of Common Stock equal to the number of Units then credited to his or her account by (b) the closing price of the Common Stock on the day before the date of the dividend payment, as reported by the New York Stock Exchange on the stock exchange composite tape for the Common Stock. In the event a dividend is paid in shares of stock of another company or in other property, the Company will pay the Director a cash amount equivalent in value to such shares of stock or property, with such payment to be made within 60 days after the payment date of the applicable dividend.

8.

Responsibility for Taxes. Director is advised to review with his or her own tax advisors the Federal, state, local and, if applicable, non-U.S. tax consequences of the transactions contemplated by this Award. Director is relying solely on such advisors and is not relying in any part on any statement or representation of the Company or any of its agents. Neither the Company nor any Affiliate shall be responsible for withholding any income tax, social security, unemployment, disability insurance or other tax obligations that become legally due by Director in connection with any aspect of this Award, including the award of the Units, vesting or settlement of the Units, or sale of the underlying Shares (“Tax-Related Items”). Director is solely responsible for timely reporting all income derived from the Units on Director’s personal tax return and paying all Tax-Related Items, and shall indemnify the Company or any Affiliate and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys, relating to any obligation imposed by law on the Company or any Affiliate to pay any Tax-Related Items. Notwithstanding the foregoing, in the event that the Company or any Affiliate has any obligation to withhold Tax-Related Items under any applicable law, you authorize the Company and/or an Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related items by one or a combination of the following: (a) withholding from any cash compensation paid to you by the Company; or (b) withholding from proceeds of the sale of Shares delivered upon settlement of the Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization). Director further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of the Units, the issuance of Shares upon settlement of the Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the Units to reduce or eliminate Director’s liability for Tax-Related Items or achieve any particular tax result.

9.

Stockholder Rights. Director shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote or to receive cash dividends and other distributions until delivery of the Shares in satisfaction of the Units in accordance with Section 4 above.

10.

Funding. No assets or Shares shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

11.

Acknowledgements. With respect to the subject matter of Section 15 hereof, this Award Agreement is the entire agreement with the Company. No waiver of any breach of any provision of this Award Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Award Agreement shall be severable and in the event that any provision of this Award Agreement shall be found by any court as specified in Section 15 below to be unenforceable, in whole or in part, the remainder of this Award Agreement shall nevertheless be enforceable and binding on the parties. Director hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Award Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Award Agreement, Director affirmatively states that she or he has not, will not and cannot rely on any representations not expressly made herein.

12.

The Company Assignment Rights. The Company shall have the right to assign this Award Agreement, which shall not affect the validity or enforceability of this Award Agreement. This Award Agreement shall inure to the benefit of assigns and successors of the Company.

13.	Waiver. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

14.

Consent to Transfer Personal Data. By accepting the Award, Director voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data, in electronic or other form, as described in this Award Agreement. Director is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Director’s ability to participate in the Plan. The Company and its Affiliates hold certain personal information about Director, that may include Director’s name, home address and telephone number, date of birth, social security number or other tax identification number, nationality, any shares of stock held in the Company, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the exclusive purpose of implementing, administering, and managing the Plan (“Data”). The Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Director’s participation in the Plan, and the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States and the recipients’ country may have different data privacy laws and protections from Director’s country. Director authorizes the Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Director’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on Director’s behalf to a broker or other third party with whom Director may elect to deposit any Shares acquired pursuant to the Plan. Director may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. Director may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing, in any case without cost, by contacting the Company; however, withdrawing Director’s consent may affect Director’s ability to participate in the Plan.

15.

Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Delaware without regard to any state’s conflicts of law principles. Any and all disputes relating to, concerning or arising from this Award Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Award or this Award Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute; and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

16.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on Director’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.

409A Compliance Applicable Only to Directors Subject to U.S. Tax. The terms of this Award are intended to comply with Section 409A of the Code, and the provisions of this Award Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. Anything to the contrary in the Plan or this Award Agreement requiring the consent of Director notwithstanding, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Units comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Units will be exempt from or comply with Section 409A of the Code, and makes no undertaking to preclude Section 409A of the Code from applying to these Units, and the Company will have no liability to Director or any other party if the issuance of Shares or other payment under this Award Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto

18.

Acceptance of Terms and Conditions. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and shall notify Director of the grant of this Award by electronic means. Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, by electronically accepting this Award in such manner as required by the Company, Director agrees to be bound by the foregoing terms and conditions, the Plan, and any and all rules and regulations established by the Company in connection with awards issued under the Plan. In the Company’s sole discretion, Director may also be required to accept the Award in writing and to return notice of acceptance to the Company in the form prescribed by the Company.

19.	Plan Documents. The Plan and the Prospectus for the Plan are available at the Secretary’s Office in the Company’s law department.